Carmell Corp Announces Addition of Dr. Bradley Calobrace to Scientific Advisory Board

PITTSBURGH, USA, January 16, 2024 /EINPresswire.com/ -- Carmell Corporation (Nasdaq: CTCX), a bio-aesthetics company focused on skin and hair health (“Carmell” or the “Company”), today announced the addition of Dr. Bradley Calobrace to their Scientific Advisory Board.

Dr. Calobrace is an internationally recognized leader in Plastic and Reconstructive surgery with his own private practices in Kentucky and Indiana. He is a graduate of Indiana University Medical School and completed residencies in both General Surgery and Plastic Surgery at the University of Southern California in Los Angeles. Subsequently, he completed a cosmetic and breast surgery fellowship with Dr. G. Patrick Maxwell and began practice in Louisville, Kentucky in 1997. He has dual clinical faculty appointments with the Departments of Plastic Surgery, at the University of Louisville and the University of Kentucky and received teaching honors in 2007, 2011, 2014, 2015, 2016 and 2019.

Dr. Calobrace is also director of an Aesthetic Surgery Fellowship endorsed by the Aesthetic Society. He served as traveling professor for the Aesthetic Society from 2016-2022 and recently completed his tenure as traveling professor for the Southeastern Society of Plastic Surgeons. He also co-chairs the Aesthetic Training Program Committee and Breast Emergency Response Workgroup Committee and serves on the Board of Directors of the Aesthetic Society. Dr. Calobrace is also a clinical editor for the Aesthetic Surgery Journal.

Dr. Calobrace has participated in multiple FDA clinical studies and co-authored 10-year clinical FDA trials for multiple companies. He also performed live surgery at the 2009, 2014, 2016 and 2019 Atlanta Breast Symposium, 2018 Advanced Aesthetics Meeting in St Petersburg Russia, SOS/ISAPS Meeting in Vienna, Austria in 2021, Baker-Gordon Meeting in Miami and Aesthetics Meeting in Istanbul, Turkey in 2023. He served as the Chair for the Aesthetic Breast Surgery, Plastic Surgery The Meeting ASPS in 2021-2023 and Co-Chair, Surgical and Non-surgical program, Beauty Through Science Stockholm in 2021-2023 besides delivering more than 500 lectures at highly reputed National and International conferences. His publication in the Aesthetic Surgery Journal was the recipient of the Best Journal Article Paper award for ASJ 2018. He also received the prestigious ASAPS 2018 Scott Spears Award for Best Lecture and the 2022 Simon Fredericks’ Award for Best Panelist.

In 2020, he published a textbook on Augmentation Mastopexy published by Springer and a video series on “Options in Mastopexy” with QMP Publishing in addition to publishing 23 book chapters. Dr. Calobrace began the Beauty Through Science New York meeting in 2022 - this meeting and the Beauty Through Science Stockholm is a collaboration between Dr. Calobrace and Dr. Per Heden, committed to bringing together the world’s greatest educators in Surgical and Non-surgical Aesthetic Medicine.

Said Mr. Rajiv Shukla, Chairman & CEO of Carmell, “It is a privilege to work with Dr. Calobrace, an internationally reputed thought leader in aesthetics. He is highly regarded as an innovator and mentor to other innovators with an extensive track record of success. Carmell will greatly benefit from his guidance and mentorship.”

Said Dr. Calobrace, “I am truly honored to contribute my expertise to the esteemed Advisory Board of Carmell Corp, collaborating with an outstanding group of colleagues in this highly innovative organization. Participating in the growth and development of innovative products and procedures aligns with my passion for bringing cutting-edge technology to the aesthetic industry.”

About Carmell

Carmell is a bio-aesthetics company that utilizes the human platelet secretome to topically deliver more than a thousand proteins and growth factors to support skin and hair health. Carmell’s quality ethos is based on rational cosmetics design coupled with a focus on clean formulas that omit 14 commonly used chemicals that are proven to be adverse to human health. The Company is focused on developing topical cosmetics tailored to meet the demanding technical requirements of professional care providers.

For more information, visit www.carmellcosmetics.com

Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. However, not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements about the attributes and benefits of Carmell’s products including R&D products under development. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results, including, among others, the ability to recognize anticipated benefits from their commercial products, R&D pipeline, distribution agreements, changes in applicable laws or regulations, the possibility that Carmell may be adversely affected by other economic, business, and/or competitive factors, and other risks and uncertainties, including those to be included under the header “Risk Factors” in the 10-Q statement on filed by Carmell with the SEC on November 15, 2023, as amended. Most of these factors are outside of Carmell’s control and are difficult to predict. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Bryan Cassaday

Carmell Corporation

bc@carmellcorp.com